Exhibit 23.4

James A. Turner, P.Geo., President

BlueMap Geomatics Ltd. (641640 BC Ltd.)

14149 17 A Avenue

Surrey B.C. CANADA

V4A 6R8

December 6, 2005

Attention: Corporate Finance

Securities and Exchange Commission, USA

Attention: Corporate Finance

Little Squaw Gold Mining Company

3412 S Lincoln Dr.

Spokane, Washington, USA.

99203-1650

Re: Little Squaw Gold Mining Company (the Issuer)

 I, James A. Turner, P. Geo., of 14149 17 A Avenue, Surrey, B.C. V4A 6R8, have prepared the report entitled: STRUCTURAL AND LITHOLOGIC FEATURES OBSERVED FROM AN AIR PHOTO MOSAIC

Report for Little Squaw Gold Mining Company dated March 6, 2003.

I hereby consent to the filing of this report in the public files with the Securities and  Exchange Commission of The United States of America and to the use of the Report for disclosure for any and all required regulatory fillings, acceptances or approvals in connection with the use of, and reference to, the:  STRUCTURAL AND LITHOLOGIC FEATURES OBSERVED FROM AN AIR PHOTO MOSAIC, Chandalar District, Alaska, USA. as set out in the report I hereby consent to the use of my name" James A. Turner", BlueMap Geomatics Ltd. or 640641 BC Ltd. in these disclosures.

I hereby certify that:

I do not have any reason to believe that there are any misrepresentations in the information derived from the technical report or that the written disclosure contains any misrepresentations of the information contained in the technical report.

This letter is solely for the information of the securities commission to which it is addressed and is only to be referred to in whole or in part in the prospectus and similar documents and is not to be relied upon for any other purpose.

Dated at Surrey, B.C. this 6th day of December 2005.

Reg. No. 19843  Association of Professional Engineers and Geoscientists of British Columbia.